Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Reports Second Quarter Earnings Per Share of $0.17 vs. $0.08
•	Board authorizes $200 million share repurchase program
          Fort Myers, FL — August 18, 2010 — Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2010 second quarter and six months ended July 31, 2010.
Net Income and Earnings per Share
          The Company reported net income of $30.5 million, or $0.17 per diluted share for the second quarter compared to net income of $14.9 million, or $0.08 per diluted share for last year’s second quarter. The second quarter 2009 results included non-cash impairment charges totaling approximately $3.1 million, net of tax. Excluding impairment charges, the Company’s net income for the second quarter of 2009 would have been $18.0 million, or $0.10 per diluted share.
          For the six months ended July 31, 2010, the Company reported net income of $65.9 million or $0.37 per diluted share, compared to net income of $29.4 million, or $0.17 per diluted share in the first six months of the prior year. Excluding impairment charges recorded in both years, the Company’s net income would have been $66.4 million, or $0.37 per diluted share, for the first six months in 2010 compared to net income of $37.6 million, or $0.21 per diluted share for the comparable period last year.
Sales
          Net sales for the quarter increased 10.8% to $465.4 million from $419.9 million in last year’s second quarter. Consolidated comparable store sales increased 6.4% for the quarter compared to a 1.3% increase for the like period last year. The Chico’s/Soma Intimates brands’ comparable store sales increased 4.3% compared to a 0.4% increase for the like period last year, and the White House | Black Market (“WH|BM”) brand’s comparable store sales increased 11.2% compared to a 3.7% increase for the same period last year. Direct-to-consumer sales, not included in comparable store sales, increased approximately 36%, to $27.6 million for the 2010 second quarter over last year’s second quarter.

Gross Margin
          Gross margin for the quarter increased 12.2% to $259.2 million from $231.0 million in last year’s second quarter. Gross margin, expressed as a percentage of net sales, increased 70 basis points to 55.7% from 55.0% in the last year’s second quarter. The gross margin rate improvement was primarily attributable to higher margins for the WH|BM brand and continued gross margin improvement at Chico’s outlet stores resulting from increased penetration of made-for-outlet product. These improvements were partially offset by decreased merchandise margins at Chico’s front-line stores primarily due to higher markdowns in the month of July.
Selling, General and Administrative Expenses
          Selling, general and administrative expenses (“SG&A”) for the quarter increased to $211.8 million from $207.0 million in last year’s second quarter. SG&A dollars increased primarily due to higher store and direct operating costs associated with approximately 50 net new stores opened since last year’s second quarter and the planned increase in marketing expenses. As a percentage of net sales, SG&A for the quarter decreased 380 basis points compared to last year’s second quarter. Excluding the impairment charges recognized in the second quarter of last year, the SG&A rate improved 260 basis points as a percentage of net sales due primarily to the leverage resulting from the comparable store sales increase.
          Store and direct operating expenses increased by $7.7 million in the second quarter, primarily due to increased occupancy expense, store labor costs, and higher credit card fees associated with approximately 50 net new opened stores over last year and higher sales volume versus last year. However, expressed as a percentage of net sales, store and direct operating expenses decreased 200 basis points due to the leverage resulting from the comparable store sales increase.
          Marketing expenses increased $1.8 million in the second quarter primarily due to increased television, online and print media campaigns.
Inventories
          End of quarter inventory increased $16.7 million or approximately 12.8% from last year’s second quarter. Excluding an incremental $6.8 million of in-transit inventories and inventory earmarked for 18 net new stores slated for third quarter over last year, inventories per selling square foot were up only 1.4% over the end of second quarter last year.
Cash and Marketable Securities
          Cash and marketable securities at the end of the quarter increased to $487.4 million from $377.5 million at the end of the second quarter fiscal 2009 and from $423.5 million as of the end of fiscal 2009.
Cash Flow
          Net cash provided by operating activities for the first six months of 2010 decreased by $34.4 million over the same period last year primarily due to changes in working capital offset by higher net income. For the first half of fiscal 2010, the Company’s capital expenditures totaled $34.4 million compared to $36.2 million for the same period last year.

          Share Repurchase Program
     The Board of Directors recently authorized the repurchase of up to $200 million of the Company’s outstanding common stock, through January 2013. Repurchases under the program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18. The Company intends to fund the repurchase program from cash on hand and retire any shares repurchased. The Company, however, has no obligation to repurchase shares under this authorization, and the timing, actual number and value of shares to be purchased will depend on the performance of Chico’s stock price and other market conditions.
ABOUT CHICO’S FAS, INC.
The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,128 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
The Chico’s brand currently operates 598 boutique and 55 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.
White House | Black Market currently operates 339 boutique and 18 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whbm.com.
Soma Intimates is the Company’s developing concept with 110 boutique stores and 8 outlet stores today. Soma Intimates also publishes a catalog for its customers and conducts e-commerce at www.soma.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Twenty-Six Weeks Ended				Thirteen Weeks Ended
	July 31, 2010		August 1, 2009		July 31, 2010		August 1, 2009
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico’s/Soma Intimates	$656,360	69.3	$582,524	70.1	$319,660	68.7	$294,602	70.2
White House | Black Market	290,599	30.7	248,033	29.9	145,711	31.3	125,313	29.8

Net sales	946,959	100.0	830,557	100.0	465,371	100.0	419,915	100.0

Cost of goods sold	406,173	42.9	366,128	44.1	206,164	44.3	188,874	45.0

Gross margin	540,786	57.1	464,429	55.9	259,207	55.7	231,041	55.0
Selling, general and administrative expenses:
Store and direct operating expenses	332,679	35.1	317,375	38.2	164,853	35.4	157,180	37.4
Marketing	47,091	5.0	34,002	4.1	18,011	3.9	16,168	3.9
National Store Support Center	57,782	6.1	54,235	6.5	28,982	6.2	28,701	6.8
Impairment charges	822	0.1	13,026	1.6	—	—	4,968	1.2

Total selling, general and administrative expenses	438,374	46.3	418,638	50.4	211,846	45.5	207,017	49.3

Income from operations	102,412	10.8	45,791	5.5	47,361	10.2	24,024	5.7
Interest income (expense), net	844	0.1	1,003	0.1	394	0.0	(19)	0.0

Income before income taxes	103,256	10.9	46,794	5.6	47,755	10.2	24,005	5.7
Income tax provision	37,400	3.9	17,400	2.1	17,300	3.7	9,100	2.2

Net income	$65,856	7.0	$29,394	3.5	$30,455	6.5	$14,905	3.5

Per share data:
Net income per common share-basic	$0.37		$0.17		$0.17		$0.08

Net income per common & common equivalent share—diluted	$0.37		$0.17		$0.17		$0.08

Weighted average common shares outstanding—basic	177,417		177,192		177,499		177,228

Weighted average common & common equivalent shares outstanding—diluted	178,807		178,021		178,774		178,566

Dividends declared per share	$0.12		—		$0.04		—

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	July 31,	January 30,	August 1,
	2010	2010	2009
	(Unaudited)		(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$17,559	$37,043	$44,143
Marketable securities, at fair value	469,829	386,500	333,367
Receivables	7,483	3,922	6,110
Income tax receivable	657	312	1,156
Inventories	146,899	138,516	130,238
Prepaid expenses	27,018	24,023	26,088
Deferred taxes	9,823	9,664	15,555

Total Current Assets	679,268	599,980	556,657

Property and Equipment:
Land and land improvements	42,080	21,978	20,293
Building and building improvements	85,628	82,169	83,600
Equipment, furniture and fixtures	406,682	388,392	385,503
Leasehold improvements	418,585	412,834	416,003

Total Property and Equipment	952,975	905,373	905,399
Less accumulated depreciation and amortization	(425,498)	(383,844)	(367,151)

Property and Equipment, Net	527,477	521,529	538,248

Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets	38,930	38,930	38,930
Deferred taxes	39,597	36,321	38,261
Other assets, net	4,940	25,269	27,131

Total Other Assets	180,241	197,294	201,096

	$1,386,986	$1,318,803	$1,296,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$101,584	$79,219	$82,827
Accrued liabilities	93,603	95,862	108,719
Current portion of deferred liabilities	19,681	19,625	19,160

Total Current Liabilities	214,868	194,706	210,706

Noncurrent Liabilities:
Deferred liabilities	137,437	142,179	152,800

Stockholders’ Equity:
Common stock	1,789	1,781	1,774
Additional paid-in capital	276,000	268,109	259,331
Retained earnings	756,043	711,624	671,372
Other accumulated comprehensive income	849	404	18

Total Stockholders’ Equity	1,034,681	981,918	932,495

	$1,386,986	$1,318,803	$1,296,001

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	July 31,	August 1,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$65,856	$29,394

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	46,636	48,630
Deferred tax (benefit) expense	(3,628)	2,501
Stock-based compensation expense	5,950	4,177
Excess tax benefit from stock-based compensation	(1,011)	(115)
Impairment charges	822	13,026
Deferred rent expense, net	(4,361)	(5,787)
Loss on disposal of property and equipment	992	711
(Increase) decrease in assets —
Receivables, net	(3,578)	2,048
Income tax receivable	(346)	10,550
Inventories	(8,382)	2,175
Prepaid expenses and other	(2,666)	(4,416)
Increase (decrease) in liabilities —
Accounts payable	15,210	26,285
Accrued and other deferred liabilities	(1,574)	15,183

Total adjustments	44,064	114,968

Net cash provided by operating activities	109,920	144,362

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(82,884)	(91,331)
Purchases of property and equipment	(34,380)	(36,235)

Net cash used in investing activities	(117,264)	(127,566)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,378	773
Excess tax benefit from stock-based compensation	1,011	115
Dividends paid	(14,282)	—
Repurchase of common stock	(247)	(90)

Net cash (used in) provided by financing activities	(12,140)	798

Net (decrease) increase in cash and cash equivalents	(19,484)	17,594
CASH AND CASH EQUIVALENTS, Beginning of period	37,043	26,549

CASH AND CASH EQUIVALENTS, End of period	$17,559	$44,143

SEC Regulation G — The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude impairment and certain other non-recurring charges, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of net income and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP basis is presented in the table below:
Chico’s FAS, Inc.
Non-GAAP to GAAP Reconciliation of Net Income and Diluted EPS
(in thousands, except per share amounts)

	Twenty-Six Weeks Ended		Thirteen Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Net income:

GAAP basis	$65,856	$29,394	$30,455	$14,905
Add: Impact of impairment charges	822	13,026	—	4,968
Less: Tax effect on impairment charges	(298)	(4,846)	—	(1,883)

Non-GAAP adjusted basis	$66,380	$37,574	$30,455	$17,990

Net income per diluted share:

GAAP basis	$0.37	$0.17	$0.17	$0.08
Add: Impact of impairment charges, net of tax	0.00	0.04	—	0.02

Non-GAAP adjusted basis	$0.37	$0.21	$0.17	$0.10

Chico’s FAS, Inc.
Boutique Count and Square Footage
As of July 31, 2010

	As of	New		As of
	5/1/2010	Stores	Closures	7/31/2010
Store count:

Chico’s frontline boutiques	598	2	(2)	598
Chico’s outlets	50	3	—	53
WH|BM frontline boutiques	334	3	—	337
WH|BM outlets	17	1	—	18
Soma frontline boutiques	95	10	—	105
Soma outlets	5	2	—	7

Total Chico’s FAS	1,099	21	(2)	1,118

				Remodels/
				Relos and
	As of	New		change in	As of
	5/1/2010	Stores	Closures	SSF	7/31/2010

Net selling square footage:

Chico’s frontline boutiques	1,608,645	3,349	(3,775)	(1,521)	1,606,698
Chico’s outlets	135,820	6,555	—	—	142,375
WH|BM frontline boutiques	687,485	6,468	—	2,065	696,018
WH|BM outlets	32,712	1,979	—	—	34,691
Soma frontline boutiques	183,816	21,469	—	(538)	204,747
Soma outlets	9,277	3,569	—	—	12,846

Total Chico’s FAS	2,657,755	43,389	(3,775)	6	2,697,375